Exhibit 2

CONSENT SOLICITATION STATEMENT DATED JULY 14, 2005

CORUS ENTERTAINMENT INC.

Solicitation of Consents
______________________________________
8 3/4 % Senior Subordinated Notes Due 2012
US$375.0 million principal amount outstanding
(CUSIP Number 220874 AB7)
______________________________________

Consent Payment: US$6.25 in cash for each US$1,000 principal amount of Notes for which a consent is received (and not validly revoked) and accepted

THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 27, 2005, UNLESS EXTENDED BY THE COMPANY (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”). IF THE REQUIRED CONSENTS HAVE NOT BEEN RECEIVED BY THE EXPIRATION TIME, THE COMPANY MAY, IN ITS SOLE DISCRETION, TERMINATE THE SOLICITATION OR EXTEND THE SOLICITATION FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUIRED CONSENTS HAVE BEEN RECEIVED. HOLDERS MUST PROVIDE AND NOT REVOKE THEIR CONSENTS PRIOR TO THE EXPIRATION TIME IN ORDER TO RECEIVE THE CONSENT PAYMENT. CONSENTS MAY BE REVOKED PRIOR TO THE DATE ON WHICH THE TRUSTEE RECEIVES NOTICE THAT THE REQUIRED CONSENTS HAVE BEEN RECEIVED ON THE TERMS AND CONDITIONS SET OUT IN THIS STATEMENT- SEE “THE SOLICITATION-REVOCATION OF CONSENTS.”

Corus Entertainment Inc., a Canadian company (“Corus” or the “Company”), is soliciting (the “Solicitation”) consent (the “Consents”) from Holders (as defined herein) of record on July 13, 2005 (the “Record Date”) of the outstanding US$375.0 million aggregate principal amount of its 8 3/4% Senior Subordinated Notes due 2012 (the “Notes”) to an amendment (the “Proposed Amendment”) of one provision of the indenture dated as of March 7, 2002 pursuant to which the Notes were issued (the “Indenture”), between Corus and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), as amended on December 23, 2002. Holders are requested to read and carefully consider the information contained herein and to give their Consents to the Proposed Amendment by properly completing and executing the accompanying consent form (each, a “Consent Form”) in accordance with the instructions set forth herein and therein.

The Solicitation is being made on the terms and is subject to the conditions set forth in this Consent Solicitation Statement (the “Statement”). Adoption of the Proposed Amendment requires the Consent of Holders of a majority in principal amount of the Notes outstanding as of the close of business on the Record Date (the “Required Consents”). Corus will execute a supplemental indenture implementing the Proposed Amendment (the “Second Supplemental Indenture”) and will make consent payments (the “Consent Payments”) of US$6.25 in cash for each US$1,000 principal amount of Notes to Holders who have validly furnished, and not validly revoked, their Consents prior to the Expiration Time, provided that: (i) the Required Consents are received, (ii) there are no laws, regulations, injunctions, actions or other proceedings, pending or threatened, which, in the case of any action or proceeding if adversely determined, would make unlawful or invalid or enjoin the implementation of the Proposed Amendment or the payment of the Consent Payments, and (iii) no change (or development involving a prospective change) shall have occurred or shall be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, and no change (or development involving a prospective change) shall have occurred in financial markets generally or affecting the equity or debt securities of the Company that, in the sole judgment of the Company, is or may be adverse to the Company or has or may have a material adverse effect upon the contemplated benefits to the Company of the Solicitation. If any of the above conditions is not satisfied or capable of satisfaction prior to or concurrent with the Expiration Time, Corus may, in its sole discretion and without giving any notice, allow the Solicitation to lapse or extend the solicitation period of the Solicitation and continue soliciting Consents with respect thereto.

Consents may be revoked by Holders at any time prior to the Majority Consent Date (as defined herein), as described in this Statement, and will automatically expire if the Required Consents are not obtained prior to the Expiration Time. If the Proposed Amendment becomes effective, each present and future Holder of the Notes will be bound by the Proposed Amendment, whether or not such Holder delivered a Consent.

Solicitation Agent for the Solicitation is:

Merrill Lynch & Co.

The Solicitation is being made upon the terms and subject to the conditions in this Statement and the accompanying Consent Form. Only Holders or any person who holds a proxy duly executed by a Holder will be eligible to consent to the Proposed Amendment and receive the Consent Payment, or revoke any Consent previously given by such Holder or proxyholder. Persons who purchase an interest in Notes after the Record Date must obtain a duly executed proxy from the Holder of such Notes in order to consent to the Proposed Amendment and receive the Consent Payment or to revoke a Consent previously given.

For the purposes of this Solicitation, the term “Holder” includes a direct participant in The Depository Trust Company (“DTC”) whose name appears on the security position listing of DTC as of the Record Date as a holder of Notes, and the term “Notes” includes certificateless depositary interests in global notes held by DTC as book-entry depositary.

Any beneficial owner of an interest in Notes held of record on the Record Date by DTC or its nominees, through authority granted by DTC, may direct the participant in DTC (a “DTC Participant”) through which such beneficial owner’s Notes are held on the Record Date, to execute on such beneficial owner’s behalf or may obtain a proxy from such DTC Participant and execute directly as if such beneficial owner were a Holder, the relevant Consent with respect to Notes beneficially owned by such beneficial owner on the date of execution. Accordingly, such beneficial owners are urged to contact the person responsible for their account to obtain a valid proxy or to direct the applicable Consent to be signed on their behalf with respect to their Notes.

No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Statement. If given or made, such information or representations must not be relied upon as having been authorized by the Company, the Trustee, the Solicitation Agent, Global Bondholder Services Corporation (the “Tabulation Agent”) or any other person. The statements made in this Statement are made as of the date of this Statement and the delivery of this Statement shall not, under any circumstances, create any implication that the information contained in this Statement is correct after the date of this Statement.

The Solicitation is not being made to, and no Consents are being solicited from, Holders of Notes in any jurisdiction in which it is unlawful to make such Solicitation or grant such Consents. However, Corus may, in its sole discretion, take such actions at it may deem necessary to solicit Consents in any jurisdiction and may extend the Solicitation to, and solicit Consents from, persons in any such jurisdiction.

The making of the Solicitation and Consent Payments may be restricted by law in some jurisdictions. Persons into whose possession this Statement comes must inform themselves about and observe these restrictions.

The information provided in this Statement is based upon information provided solely by the Company. Neither the Solicitation Agent nor the Tabulation Agent has independently verified, nor does either make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

None of Corus, the Solicitation Agent or the Tabulation Agent makes any recommendation as to whether Consents to the Proposed Amendment should be given. Recipients of this Statement and the accompanying materials should not construe its contents as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Solicitation.

UNDER NO CIRCUMSTANCES SHOULD ANY PERSON TENDER OR DELIVER NOTES TO CORUS, THE SOLICITATION AGENT, THE TABULATION AGENT OR THE TRUSTEE AT ANY TIME.

Throughout this Statement, unless the context requires otherwise, the words “we”, “our”, and “ours” refer collectively to Corus Entertainment Inc. and its consolidated subsidiaries. In this Statement, unless otherwise specified, the dollar amounts are expressed in Canadian dollars, and all financial information is determined using Canadian generally accepted accounting principles which are in effect from time to time, referred to as “Canadian GAAP”. References to “dollars” or “$” are to Canadian dollars and references to “US$” are to United States dollars. On May 31, 2005, the exchange rate was US$1.00 equals $1.2512 and on July 13, 2005, the exchange rate was US$1.00 equals $1.2073, in each case based on the noon buying rate of the City of New York for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Statement includes and incorporates by reference forward-looking statements. The results or events predicted in these statements may differ materially from actual results or events. These forward-looking statements can generally be identified by the use of statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “likely”, “will” or similar words or phrases. Similarly, statements that describe Corus’ objectives, plans or goals are or may be forward-looking statements.

These forward-looking statements are based on Corus’ current expectations and its projections about future events. However, whether actual results and developments will conform with the Company’s expectations and projections is subject to a number of risks and uncertainties, including, among other things: its ability to attract and retain advertising revenues; audience acceptance of Corus’ radio stations, specialty television networks and the television programs produced; the ability to recoup production costs, the availability of tax credits and the existence of co-production treaties; the ability to compete in any of the industries in which the Company does business; conditions in the entertainment, information and communications industries and technological developments therein; changes in laws or regulations or the interpretation or application of those laws and regulations; the ability to protect the Company’s trade-marks, copyrights and other proprietary rights; and changes in accounting standards. These are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements. Other unknown and unpredictable factors could also harm Corus’ results. Consequently, there can be no assurance that the actual results or developments anticipated by Corus will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Unless otherwise required by applicable securities laws, Corus disclaims any intention or obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

AVAILABLE INFORMATION

Corus is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith and as required by the Indenture, files annual reports and other information with the U.S. Securities and Exchange Commission (the “SEC”). You may inspect and copy such material at the public reference facilities maintained by the SEC at Station Place, 100 F Street, N.E., Room 5080, N.W. Washington, D.C. 20549. You may also obtain copies of such material from the SEC at prescribed rates by contacting the Public Reference Section of the SEC at Station Place, 100 F Street, N.E., Room 5080, Washington, D.C. 20549. In addition, copies of such documents may be obtained through the SEC internet address at http: //www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or furnished by Corus with the SEC pursuant to the Exchange Act or the Indenture are incorporated by reference:

•    Annual Report on Form 40-F, furnished to the SEC on January 11, 2005;
•    Current Report on Form 6-K, furnished to the SEC on January 14, 2005;
•    Current Report on Form 6-K, furnished to the SEC on April 14, 2005; and
•    Current Report on Form 6-K, furnished to the SEC on July 14, 2005.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement. Any reports subsequently filed with or furnished to the SEC by Corus after the date of this Statement but prior to the Expiration Time shall be deemed to be incorporated by reference into this Statement. Any statement contained in this Statement or incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained in any document filed or furnished by Corus and incorporated by reference herein after the date of this Statement modifies or supersedes such statement.

Corus will provide, without charge, to each Holder to whom this Statement is delivered, upon the request of such Holder, a copy of any or all of the documents that are incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Copies of this Statement, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Statement will also be provided without charge to each such person, upon request. Requests for such documents should be directed to:

Corus Entertainment Inc.
181 Bay Street, Suite 1630
Toronto, Ontario, M5J 2T3
Attn: Doug Sharpe
(416) 642-3770

TABLE OF CONTENTS

THE BUSINESS	5
PURPOSE AND RATIONALE OF THE CONSENT SOLICITATION	5
THE PROPOSED AMENDMENT	6
The Proposed Amendment	6
General	6
Effect of the Proposed Amendment	6
THE SOLICITATION	7
General	7
Consent Payments	7
Failure to Obtain Required Consents or Satisfy Other Conditions; Termination	8
Record Date	8
Conditions to the Consent Solicitation	8
Expiration Time; Extensions; Amendment; Termination; Waiver	8
Procedures for Consenting	9
Revocation of Consents	9
Fees and Expenses	10
Solicitation Agent and Tabulation Agent	10
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	11
Characterization of the Proposed Amendment	11
Consent Fee	11
Backup Withholding	12
ANNEX
Annex A: Form of First Supplemental Indenture	A-1

THE BUSINESS

We are a leading, integrated Canadian media and entertainment company with an established global distribution network for the programming we produce. We have strong established brands in each of our businesses: Radio, Television, and Content. Our principal assets consist of 53 radio stations; a number of cable networks (known in Canada as “specialty channels”) focused on children and adult genres; western Canada’s premium cable networks (known in Canada as “pay television”); Nelvana Limited, an international producer and distributor of children’s programming and products; Kids Can Press, Canada’s largest publisher of children’s books; three conventional television stations; a local cable advertising service (Corus Custom Networks); and Max Trax, a digital audio service.

PURPOSE AND RATIONALE OF THE CONSENT SOLICITATION

Despite significant operational improvements that Corus has made since the Notes were issued in March 2002, Corus’ ability to make Restricted Payments has been adversely impacted by the non-cash charges discussed below.

The Indenture contains a covenant (the “Restricted Payments Covenant”) that limits the ability of Corus and its Restricted Subsidiaries to make investments, pay dividends and repurchase shares of its capital stock (“Restricted Payments”). Under this covenant, Corus and its Restricted Subsidiaries are permitted to make Restricted Payments provided that the aggregate amount of Restricted Payments does not exceed an amount equal to the sum of, among other things, 50% of the cumulative Consolidated Net Income of Corus and its Restricted Subsidiaries from the beginning of the fiscal quarter beginning on December 1, 2001 and ending on the last day of the most recent fiscal quarter preceding the date of the proposed Restricted Payment (or if such cumulative Consolidated Net Income is a loss, then minus 100% of such loss). This amount is referred to as the “Cumulative RP Basket.” The Indenture also contains a number of other exceptions to the Restricted Payments Covenant, including a general exception that allows Corus and its Restricted Subsidiaries to make Restricted Payments of up to US$10.0 million in the aggregate (the “General RP Basket”). Any Restricted Payments made pursuant to the General RP Basket will reduce availability under the Cumulative RP Basket.

Since issuing the Notes, Corus has significantly improved its operating performance, using its free cash flow to reduce debt. During the twelve month period ended February 28, 2002, Corus had earnings before non-controlling interest, equity earnings from investees, income tax expense, restructuring charges, dividend income, other (income) expenses, (gain) loss on sale of investments, interest, depreciation and amortization (“EBITDA”) (now referred to as Segment Profit in Corus’ quarterly and annual financial statements) of $142.1 million compared to $195.6 million for the twelve month period ended May 31, 2005 (“LTM EBITDA”). Over the same period, Corus improved its ratio of Adjusted Net Debt (Debt plus unrealized cumulative foreign exchange gains (losses) minus cash and cash equivalents)/LTM EBITDA from 5.4x as of February 28, 2002 to 2.5x as of May 31, 2005. However, since March 2002, Corus recognized significant non-cash write-downs primarily relating to its Content division. In the fourth quarter of fiscal 2002, primarily as a result of adverse conditions in the global production and distribution market, Corus recognized a pre-tax $40.0 million non-cash write-down in Nelvana’s film investments and a pre-tax $162.8 million non-cash write-down of goodwill and other intangibles. Additionally, during the third quarter of fiscal 2004, following continuing challenges in the production and distribution business, Corus recognized a pre-tax $85.0 million non-cash write-down in its film investments.

These non-cash write-downs have significantly reduced the amount of the Cumulative RP Basket. Corus’ Cumulative RP Basket was $(114.3) million as of May 31, 2005. Excluding these non-cash write-downs, Corus’ Cumulative RP Basket would have been $66.8 million at that date. As of June 30, 2005, Corus had US$5.8 million of availability in the General RP Basket provided in the Indenture. If the Proposed Amendment becomes operative, the General RP Basket would increase by an incremental US$65.0 million, providing for a total General RP Basket since the date the Notes were initially issued of US$75.0 million. As of June 30, 2005, pro forma for such amendment, Corus would have had US$70.8 million of availability in the General RP Basket.

With the increased Restricted Payments capacity, Corus would have the ability to pay additional dividends, repurchase shares of its capital stock and make other Restricted Payments. Corus currently intends that any such incremental Restricted Payments would be funded from its existing cash balances and/or its annual free cash flow from operations.

THE PROPOSED AMENDMENT

Set forth below is a summary of the Proposed Amendment to the Indenture for which Consents are being sought pursuant to this Statement. The discussion below is qualified in its entirety by reference to the full and complete terms of the Indenture and of such Proposed Amendment. The terms of the Proposed Amendment are set forth in the form of Second Supplemental Indenture attached to this Statement as Annex A. Each capitalized term appearing below that is not defined herein has the meaning assigned to such term in the Indenture.

The Proposed Amendment

We intend to amend the Indenture to improve our financial flexibility by allowing us to increase our Restricted Payments capacity by US$65.0 million, as discussed in the above section “Purpose and Rationale of the Consent Solicitation.”

Specifically, the Proposed Amendment is to amend the General RP Basket, contained in clause (8) of the second paragraph of Section 4.06 of the Indenture, as follows (new language is provided in boldface, and deleted language is provided as strikethrough):

•    Restricted Payments not to exceed ~~US$10.0 million~~ US$75.0 million in the aggregate since the issue date.

General

By consenting to the Proposed Amendment, Holders will be deemed to have authorized and directed the Trustee to enter into the Second Supplemental Indenture.

In accordance with normal practice, the Trustee expresses no opinion on the merits of the Proposed Amendment but has authorized it to be stated that, on the basis of the information set out in this Statement, it has no objection to the Statement being submitted to the Holders for their consideration.

Effect of the Proposed Amendment

If the Proposed Amendment becomes effective, one provision contained in the Indenture will be modified. The modification of this provision could adversely affect the market price of the Notes or otherwise be adverse to the interest of Holders.

If the Proposed Amendment becomes effective, it will be binding on all Holders and their transferees, whether or not such Holders have consented to the Proposed Amendment.

Holders who do not timely consent with respect to the Proposed Amendment and Holders whose Consents are revoked before the Majority Consent Date (as defined herein) will receive no Consent Payment even though the Proposed Amendment, if it becomes effective, will be binding on them and any transferee of the Notes.

THE SOLICITATION

General

Pursuant to Article TEN of the Indenture, adoption of the Proposed Amendment requires the receipt of the Required Consents, consisting of the valid and unrevoked Consents of Holders of at least a majority in principal amount of the Notes outstanding as of the close of business on the Record Date, prior to the Expiration Time. As of the date of this Statement, the outstanding aggregate principal amount of the Notes is US$375.0 million. Corus will execute the Second Supplemental Indenture implementing the Proposed Amendment and will make the Consent Payments to Holders who have properly furnished, and not revoked, their Consents prior to the Expiration Time, provided that (i) the Required Consents are received, (ii) there are no laws, regulations, injunctions, actions or other proceedings, pending or threatened, which, in the case of any action or proceeding if adversely determined, would make unlawful or invalid or enjoin the implementation of the Proposed Amendment or the payment of the Consent Payments; and (iii) no change (or development involving a prospective change) shall have occurred or shall be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, and no change (or development involving a prospective change) shall have occurred in financial markets generally or affecting the equity or debt securities of the Company that, in the sole judgment of the Company, is or may be adverse to the Company or has or may have a material adverse effect upon the contemplated benefits to the Company of the Solicitation. There can be no assurance that the Proposed Amendment will become effective. If the Proposed Amendment becomes effective, it will be binding on all Holders and their transferees, whether or not such Holders have consented to the Proposed Amendment.

The term “Holder” shall mean a registered holder of the Notes as of the Record Date, as reflected in the records of the Trustee. For purposes of the Solicitation, we expect that DTC will authorize direct participants in DTC, whose name appears on the security position listing of DTC as of the Record Date as a holder of the Notes, to Consent in accordance with their customary procedures. Accordingly, for purpose of the Solicitation, the term “Holder” shall be deemed to include such account holders.

Corus will not provide notice upon receipt of the Required Consents, but will mail a notice upon effectiveness of the Proposed Amendment to all registered holders of the Notes affected thereby. The delivery of a Consent to the Proposed Amendment will not affect a beneficial owner’s right to sell or transfer the Notes. Failure to deliver a Consent will have the same effect as if a Holder had voted “No” to the Proposed Amendment.

Beneficial owners of the Notes who wish to provide a Consent and whose Notes are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the Holder of such Notes, to promptly execute and deliver a Consent on behalf of the beneficial owner prior to the Expiration Time.

Holders may Consent by completing, dating, signing and delivering the Consent Form for their Notes to the Tabulation Agent prior to the Expiration Time. Holders may deliver Consent Forms to the Tabulation Agent by hand delivery, overnight courier, facsimile or mail, first-class postage prepaid, at the address set forth on the back cover of this Statement. Facsimile copies of the Consent Form, properly and duly executed, delivered prior to the Execution Time, should be confirmed by physical delivery of originals no later than 5:00 p.m., New York City time, on the second business day following the Expiration Time. Delivery of Consent Forms should be made sufficiently in advance of the Expiration Time to ensure that the Tabulation Agent receives the Consents prior to the Expiration Time. Any questions with respect to the procedures for completing and delivering a Consent Form or revoking Consent should be directed to the Tabulation Agent at the address and telephone number set forth on the back cover of this Statement.

Consent Payments

Upon the terms and conditions set forth in this Statement, Corus will pay on the Payment Date, to Holders of the Notes whose Consents have not been properly revoked and had been received by the Tabulation Agent prior to the Expiration Time, Consent Payments in the amount of US$6.25 in cash for each US$1,000 principal amount of Notes for which a Consent was received and not revoked. Under no circumstances will interest accrue on or be payable with respect to any Consent Payment. For purposes of this Statement, the Payment Date shall mean the date on which all conditions for payment have been fulfilled and the Second Supplemental Indenture has been executed (the “Effective Time”) or promptly after that date, provided however, that if the Effective Time occurs prior to the Expiration Time, the Payment Date shall mean the date on which the Expiration Time occurs or promptly after such date. The Effective Time may occur at any time prior to the Expiration Time. Even if the Effective Time occurs prior to the Expiration Time, Holders who Consent after the

Effective Time and prior to the Expiration Time will be entitled to receive the Consent Payment on the Payment Date.

Holders who do not timely consent with respect to the Proposed Amendment and Holders whose Consents are revoked before the Majority Consent Date will receive no Consent Payment even though the Proposed Amendment, if it becomes effective, will be binding on them and any transferee of the Notes.

Failure to Obtain Required Consents or Satisfy Other Conditions; Termination

In the event the Required Consents are not obtained with respect to the Notes, any other condition set forth in this Statement is not satisfied or waived, or the solicitation is terminated, no Consent Payments will be made to any Holders of the Notes, and the Proposed Amendment will not be effected.

Record Date

The Record Date for the determination of Holders entitled to give Consents pursuant to the Solicitation is 5:00 p.m., New York City time, on July 13, 2005. This Statement and the accompanying Consent Form are being sent to all Holders. The Company reserves the right to establish from time to time any new date as the Record Date with respect to the Solicitation and, thereupon, any such new date will be deemed to be the “Record Date” for purposes of such Solicitation.

Conditions to the Consent Solicitation

The obligations of the Company to accept any valid and unrevoked Consents and pay the Consent Fee are subject to the following conditions: (i) there being validly delivered and not revoked prior to the Expiration Time the Requisite Consents of Holders of the Notes; (ii) there being no laws, regulations, injunctions, actions or other proceedings, pending or threatened, which, in the case of any action or proceeding if adversely determined, would make unlawful or invalid or enjoin the implementation of the Proposed Amendment or the payment of the Consent Payments; and (iii) that no change (or development involving a prospective change) shall have occurred or shall be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, and no change (or development involving a prospective change) shall have occurred in financial markets generally or affecting the equity or debt securities of the Company that, in the sole judgment of the Company, is or may be adverse to the Company or has or may have a material adverse effect upon the contemplated benefits to the Company of the Solicitation.

If any of the conditions are not satisfied or capable of satisfaction prior to or concurrent with the Expiration Time, Corus may, in its sole discretion and without giving any notice, allow the Solicitation to lapse or extend the solicitation period of the Solicitation and continue soliciting Consents with respect thereto.

Expiration Time; Extensions; Amendment; Termination; Waiver

The term “Expiration Time” means 5:00 p.m., New York City time, on July 27, 2005, unless Corus, in its sole discretion, extends the period during which the Solicitation is open, in which case the Expiration Time shall be the latest date and time for which an extension is effective. Corus may extend the Solicitation on a daily basis or for a specified period of time. In order to extend the Solicitation period, Corus will notify the Tabulation Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Corus currently intends to notify Holders of any such extension solely by issuing a press release, but may elect to utilize other means reasonably calculated to inform Holders of such extension. Failure of any Holder to be so notified will not affect the extension of the Solicitation.

Corus expressly reserves the right, in its sole discretion, at any time prior to the Effective Time to: (i) terminate the Solicitation, (ii) waive any of the conditions to the Solicitation, (iii) extend the Expiration Time, or (iv) amend the terms of the Solicitation in any manner.

If Corus elects to waive any of the conditions to the Solicitation, extend the Solicitation period or amend the terms of the Solicitation in a manner favorable to the Holders, all Consents received will remain valid (and subject to revocation as provided in this Statement) until the date and time to which the Expiration Time has been extended.

Without limiting the manner in which Corus may choose to make a public announcement of any extension, amendment or termination of the Solicitation, the Company shall have no obligation to publish, advertise, or otherwise communicate such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the Indenture.

Procedures for Consenting

Beneficial owners of the Notes who wish to provide a Consent and whose Notes are held, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or other nominee institution must contact such nominee promptly and instruct such nominee, as the Holder of such Notes, to give Consent on behalf of the beneficial owner prior to the Expiration Time.

Holders may consent by completing, dating, signing and delivering the Consent Form for their Notes to the Tabulation Agent prior to the Expiration Time. Holders may deliver Consent Forms to the Tabulation Agent by hand delivery, overnight courier, facsimile or mail, first-class postage prepaid, at the address set forth on the back cover of this Statement. Facsimile copies of the Consent Form, properly and duly executed, delivered prior to the Execution Time, should be confirmed by physical delivery of originals no later than 5:00 p.m., New York City time, on the second business day following the Expiration Time. Delivery of Consent Forms should be made sufficiently in advance of the Expiration Time to ensure that the Tabulation Agent receives the Consents prior to the Expiration Time. Any questions with respect to the procedures for completing and delivering a Consent Form or revoking Consent should be directed to the Tabulation Agent at the address and telephone number set forth on the back cover of this Statement.

Consents should not be delivered to the Trustee, the Solicitation Agent or Corus. However, Corus reserves the right to accept any Consent received by it or the Trustee.

UNDER NO CIRCUMSTANCES SHOULD ANY PERSON TENDER OR DELIVER NOTES TO CORUS, THE SOLICITATION AGENT, THE TABULATION AGENT OR THE TRUSTEE AT ANY TIME.

Corus will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocations of Consents, whose determinations will be binding. Corus reserves the right to reject any or all Consents and revocations not validly given or any Consents the Company’s acceptance of which could, in the opinion of the Company’s counsel, be unlawful. Corus also reserves the right to waive any defects or irregularities in connection with deliveries or to require a cure of such irregularities within such time as Corus determines. None of Corus, the Solicitation Agent, the Tabulation Agent or the Trustee or any other person shall have any duty to give notification of any such waiver, defects or irregularities, nor shall any of them incur any liability for failure to give such notification. Delivery of Consents or notices of revocations will be deemed not to have been made until such irregularities have been cured or waived.

Revocation of Consents

A Holder may revoke the Consent as to such Holder’s Note or portion of such Note at any time prior to the date on which the Trustee receives an Officers’ Certificate certifying that the Holders of a majority in aggregate principal amount of the outstanding Notes have consented to the Proposed Amendment (the “Majority Consent Date”). All Consents received prior to the Expiration Time will be counted, notwithstanding any transfer of the Notes to which such Consents relate, unless the Tabulation Agent, acting as agent for the Company, receives from a Holder (or a subsequent holder which has received a proxy from the relevant Holder) a written notice of revocation at any time prior to the Majority Consent Date. Any notice of revocation received on or after the Majority Consent Date will not be effective, even if received prior to the Expiration Time. A Consent to the Proposed Amendment by a Holder of the Notes will bind the Holder and every subsequent holder of such Notes or portion of such Notes, even if notation of the Consent is not made on such Notes.

To be effective, a notice of revocation must be in writing and contain the name of the Holder and the aggregate principal amount of the Notes to which it relates and be: (a) signed in the same manner as the original Consent or (b) accompanied by a duly executed proxy or other authorization (in a form satisfactory to Corus).

A revocation of the Consent will be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Statement. Only a Holder is entitled to revoke a Consent previously given. A beneficial owner of the Notes must arrange with the Holder to deliver on its behalf a revocation of any Consent already given with respect to such Notes.

A transfer of Notes will not have the effect of revoking any Consent validly given before such transfer, and each Consent validly given will be counted notwithstanding any transfer of the Notes unless the applicable Holder has complied with the procedure for revoking Consents described in this section. If the subsequent transferee is to have revocation rights with respect to the relevant Consent to the Proposed Amendment, a duly executed proxy must accompany a transfer of Notes from the relevant Holder.

A purported notice of revocation that the Tabulation Agent does not receive in a timely fashion and that Corus does not accept as a valid revocation will not be effective to revoke a Consent previously given.

A revocation of a Consent may only be rescinded by the delivery of a new Consent in accordance with the procedures set forth in this Statement. A Holder who has delivered a revocation may, after such revocation, give Consent at any time prior to the Expiration Time.

Corus reserves the right to contest the validity of any revocations.

All revocations of Consents must be sent to the Tabulation Agent at the address set forth on the back cover of this Statement.

Fees and Expenses

Corus will bear the costs of the Solicitation and will reimburse the Trustee and the Tabulation Agent for expenses that they incur in connection with the Solicitation.

Corus will not pay any commission or other remuneration to any broker, dealer, salesman or other person (other than the Solicitation Agent and Tabulation Agent) for soliciting Consents pursuant to this Statement. Brokers, dealers, commercial banks and trust companies will be reimbursed for reasonable out-of-pocket expenses that they incur in forwarding the Solicitation materials to their customers.

Solicitation Agent and Tabulation Agent

Corus has retained Merrill Lynch & Co. as Solicitation Agent in connection with the Solicitation. The Solicitation Agent will solicit Consents and will receive customary fees for their services. Corus has agreed to indemnify the Solicitation Agent and certain related persons against certain liabilities and expenses in connection with the Solicitation. At any given time, the Solicitation Agent may trade the Notes for its own account, or for the accounts of its customers and, accordingly, may hold a long or short position in the Notes. Merrill Lynch & Co. has provided and may in the future provide investment banking services to Corus and its affiliates for which it receives customary fees and commissions.

Corus has retained Global Bondholder Services Corporation as Tabulation Agent to collect and tabulate Consents. The Tabulation Agent will receive a customary fee for such services and reimbursement of its reasonable out-of-pocket expenses related thereto. Corus will also indemnify it against certain liabilities.

Corus has not authorized either of the Solicitation Agent or the Tabulation Agent to give any information or make any representations in connection with this Solicitation other than those contained in this Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

This summary describes certain U.S. federal income tax consequences relating to the Solicitation that may be relevant to a beneficial owner of the Notes that is a U.S. Holder, as defined below. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), and existing final, temporary and proposed Treasury regulations, revenue rulings and judicial decisions, all of which are subject to differing interpretations and to prospective and retroactive changes. This summary does not attempt to address the U.S. federal income tax consequences of all categories of Holders of the Notes, some of which may be subject to special rules (e.g., life insurance companies, banks, dealers in securities or currencies, expatriates, tax-exempt entities or persons that are, or hold their Notes through, partnerships and other pass-through entities, persons holding Notes as part of a hedging, integrated or conversion transaction, constructive sale or straddle, and non-U.S. taxpayers). This summary deals only with persons who hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Corus will not seek a ruling from the Internal Revenue Service (the “IRS”) with regard to the U.S. federal income tax consequences relating to the Solicitation and, therefore, we can offer no assurance that the IRS will agree with the conclusions set forth below, or that if the IRS were to challenge such conclusions such challenge would not be sustained by a court. Accordingly, each Holder and beneficial owner of the Notes should consult its own tax advisors with regard to the Solicitation and the application of U.S. federal income tax laws, as well as the laws of any state, local or non-U.S. taxing jurisdictions, to its particular situation.

For purposes of this summary, a U.S. Holder is a beneficial owner of the Notes that is: (i) a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, or any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership holds the Notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A U.S. Holder that is a partner of a partnership holding the Notes is urged to consult its own tax advisors regarding the U.S. federal income tax consequences relating to the Solicitation that may be relevant to it.

Any discussion of tax issues set forth in this Statement was written in connection with the promotion and marketing of the transactions described in this Statement. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

Characterization of the Proposed Amendment

Under general principles of U.S. federal income tax law, the modification of a debt instrument will be treated as a deemed exchange upon which gain or loss is realized (a “Deemed Exchange”) if the modified debt instrument differs materially either in kind or in extent from the original debt instrument. A modification of a debt instrument that is not a “significant modification” under the applicable Treasury regulations will not be treated as a Deemed Exchange. Under those regulations, an amendment that changes customary financial covenants is not a “significant modification,” nor is payment of a consent fee that does not change the yield on the debt instrument by more than a de minimis amount. The adoption of the Proposed Amendment and the payment of the Consent Payment should not constitute a “significant modification” or cause a Deemed Exchange because the Proposed Amendment merely changes a customary financial covenant and the Consent Payment will not alter the yield on the Notes by more than a de minimis amount. Accordingly, a U.S. Holder should not recognize any income, gain or loss with respect to the Notes as a result of the modification of the Indenture pursuant to the Proposed Amendment (except to the extent of the Consent Payment received as described below), regardless of whether such U.S. Holder consents to the Proposed Amendment, and should have the same adjusted tax basis and holding period in the Notes after the adoption of the Proposed Amendment as such U.S. Holder had in the Notes immediately before such adoption.

Consent Fee

The U.S. federal income tax treatment of the Consent Payment is not entirely clear. Corus intends to take the position that the Consent Payment will represent ordinary income to U.S. Holders in the full amount of the Consent Payment. It is not entirely clear whether the Consent Payment would be treated as income from sources within or outside of the United States for U.S. federal income tax purposes. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal income tax treatment of the Consent Payment.

Backup Withholding

A U.S. Holder may be subject to backup withholding on the payment of the Consent Payment unless such U.S. Holder: (1) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (2) provides a correct taxpayer identification number (generally on IRS Form W-9), and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding from a Consent Payment will be allowed as a credit against such U.S. Holder’s U.S. federal income tax and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS in a timely manner.

ANNEX A: Form of Second Supplemental Indenture

SECOND SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of July [ ], 2005, between Corus Entertainment Inc., a Canadian corporation, as issuer (the “Company”), J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”).

WITNESSETH:

REFERENCE is made to the Indenture (the “Indenture”) dated as of March 7, 2002, as amended on December 23, 2002, between the Company and the Trustee, pursuant to which the Company duly issued its 8 3/4% Senior Subordinated Notes due 2012 (the “Notes”).

WHEREAS, pursuant to Section 10.02 of the Indenture, with written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the outstanding Notes, the Company, when authorized by a resolution of its Board of Directors, and the Trustee may amend or supplement the Indenture or the Notes;

WHEREAS, the Company issued a Consent Solicitation Statement dated as of July 14, 2005 to solicit consents from the Holders to an amendment to the Indenture;

WHEREAS, the Company has been authorized by a Board Resolution (as defined in the Indenture) to enter into this Supplemental Indenture;

WHEREAS, the Company and the Trustee desire and have agreed to execute and deliver this Supplemental Indenture as herein provided and all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized by all necessary parties.

NOW THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties hereto agree, for the equal and proportionate benefit of the Holders, as follows:

SECTION 1.1. Certain Terms Defined in the Indenture. All capitalized terms used without definition herein shall have the meanings ascribed thereto in the Indenture.

SECTION 1.2. Effect of Second Supplemental Indenture.

(a) This Supplemental Indenture is an amendment to the Indenture within the meaning of Article Ten of the Indenture and pursuant to Section 10.02 therein.

(b) In all other respects, the Indenture is confirmed by the parties hereto as amended by the terms of this Supplemental Indenture.

SECTION 2.1. Amendment to Section 4.06. The words “US$10.0 million” in Clause (8) of the second paragraph of Section 4.06 are replaced with the words “US$75.0 million”.

SECTION 3. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4. Counterparts. This Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6. Ratification. Except as expressly amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified and confirmed by each of the Company and the Trustee.

SECTION 7. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company, the Trustee and the Holders shall bind their respective successors and assigns, whether so expressed or not.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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Questions concerning the terms of the Solicitation or requests for additional copies of this Consent Solicitation Statement, the Consent or other related documents should be directed to the Solicitation Agent:

The Solicitation Agent for the Consent Solicitation is:

Merrill Lynch & Co.
4 World Financial Center
New York, New York 10080
Attn: Liability Management Group
(212) 449-4914 (collect)
(888) 654-8637 (toll free)

Requests for assistance in completing the Consent Form should be directed to the Tabulation and Information Agent:

The Tabulation Agent for the Consent Solicitation is:

Global Bondholder Services Corporation
65 Broadway - Suite 704
New York, New York 10006
Attn: Corporate Actions

By telephone:
Banks and Brokers call: (212) 430-3774
Toll free: (866) 924-2200

By facsimile (For Eligible Institutions only):
(212) 430-3775